Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208751
RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 11 DATED SEPTEMBER 5, 2018
TO THE PROSPECTUS DATED APRIL 16, 2018

This document supplements, and should be read in conjunction with, our prospectus dated April 16, 2018, as supplemented by Supplement No. 1 dated April 16, 2018, Supplement No. 2 dated May 1, 2018, Supplement No. 3 dated May 15, 2018, Supplement No. 4 dated May 18, 2018, Supplement No. 5 dated June 1, 2018, Supplement No. 6 dated July 3, 2018, Supplement No. 7 dated July 18, 2018, Supplement No. 8 dated August 1, 2018, Supplement No. 9 dated August 15, 2018 and Supplement No. 10 dated August 20, 2018. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	our daily net asset value per share for our Class A, Class I and Class T shares for the month of August 2018; and

•	an update to the "Description of Capital Stock" section of our prospectus.

Historical NAV per Share

The following table sets forth the net asset value, or NAV, per share for the Class A, Class I and Class T shares of our common stock on each business day for the month of August 2018:

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share
August 1, 2018	$13.98	$14.07	$14.01
August 2, 2018	$13.97	$14.06	$14.00
August 3, 2018	$13.98	$14.08	$14.02
August 6, 2018	$13.98	$14.08	$14.02
August 7, 2018	$13.98	$14.07	$14.01
August 8, 2018	$13.98	$14.07	$14.01
August 9, 2018	$13.98	$14.07	$14.01
August 10, 2018	$13.96	$14.06	$14.00
August 13, 2018	$13.96	$14.06	$13.99
August 14, 2018	$13.97	$14.06	$14.00
August 15, 2018	$13.98	$14.07	$14.01
August 16, 2018	$13.99	$14.08	$14.02
August 17, 2018	$14.00	$14.09	$14.04
August 20, 2018	$14.00	$14.09	$14.04
August 21, 2018	$13.99	$14.08	$14.02
August 22, 2018	$13.98	$14.08	$14.02
August 23, 2018	$13.98	$14.08	$14.01
August 24, 2018	$13.99	$14.08	$14.02
August 27, 2018	$13.98	$14.08	$14.01
August 28, 2018	$14.00	$14.09	$14.03
August 29, 2018	$14.00	$14.09	$14.03
August 30, 2018	$13.99	$14.08	$14.02
August 31, 2018	$13.99	$14.09	$14.03

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.

Description of Our Preferred Stock

The paragraph under "Description of Capital Stock - Preferred Stock" on page 144 of our prospectus is replaced in its entirety with the following:

Our charter authorizes our board of directors, without stockholder approval, to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, the board of directors is required by the Maryland General Corporation Law and by our charter to set, subject to our charter restrictions on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Our board of directors has passed a resolution not to approve the issuance of any shares of preferred or common stock which entail voting rights superior to those provided to any class of common stock under our charter; provided, however, that the holders of preferred stock may be entitled to elect up to three members of the board of directors without the approval of the holders of common stock; and provided, further, that a majority of the members of the board of directors shall be elected by holders of common stock. The board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. Our charter prohibits our board of directors from effecting an extraordinary transaction such as a merger or the sale of all or substantially all of our assets without the concurrence of holders of a majority of the outstanding shares entitled to vote. Our board of directors has no present plans to issue preferred stock, but may do so at any time in the future without stockholder approval. The issuance of preferred stock must be approved by a majority of our independent directors not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel.